EXHIBIT 99.1

NEWS
RELEASE

2004-02

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL EXPERIENCES FIRE AT CHEYENNE REFINERY

HOUSTON, TEXAS, January 20, 2004 – Frontier Oil Corporation (NYSE: FTO) announced that it experienced a fire in the furnaces in its coking unit at its Cheyenne Refinery yesterday afternoon, January 19th. All personnel have been accounted for. No injuries have been reported with the exception of one case of smoke inhalation. The fire was under control within 15 minutes by the Frontier fire brigade with the outstanding support of the local Cheyenne Fire Department. The fire was confined to the coking unit furnaces and no other units suffered any damage and are operating normally. The cause of the fire is still being investigated.

The coking unit will be out of service until the furnaces can be repaired. We estimate that the coking unit can be returned to service in approximately 30 days. Consequently, we may reduce the crude charge rate during this period depending on crude availability.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Anytime a fire occurs in a refinery it is a serious matter for all concerned, particularly our employees and communities. I am very relieved that we only experienced one minor medical case. We are thankful for the timely response of both our fire brigade as well as the local fire department. We will be working diligently to return the coking unit to service as quickly as possible.”

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include those concerning contemplated transactions, strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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